Filed Pursuant to Rule 424(b)(3)
Registration No. 333-194390

Prospectus

4,000,000 Ordinary Shares Issuable Upon Exercise of the Warrants

of

Quotient Limited

This prospectus relates to 4,000,000 ordinary shares, no par value, that are issuable upon the exercise of our warrants. The holders of the warrants must pay an exercise price of $8.80 per share to purchase the ordinary shares underlying the warrants, although we have the right, pursuant to the warrants, to lower the exercise price in our sole discretion.

Our ordinary shares and warrants are listed on The NASDAQ Global Market under the symbols “QTNT” and “QTNTW,” respectively. On July 9, 2014, the closing sale prices of our ordinary shares and warrants on The NASDAQ Global Market were $8.80 per share and $1.25 per warrant.

We are an “emerging growth company” under applicable Securities and Exchange Commission rules and, as such, have elected to comply with certain reduced public company reporting requirements for this prospectus and future filings.

Investing in our securities involves a high degree of risk. Before buying any securities, you should carefully read the discussion of material risks of investing in our securities in “Risk Factors” beginning on page 4 of this prospectus.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is July 10, 2014

We have not authorized anyone to provide any information or to make any representations other than that contained in or incorporated by reference in this prospectus or in any free writing prospectus prepared by or on behalf of us or to which we have referred you. Do not rely upon any information or representations made outside of such sources. We take no responsibility for, and can provide no assurance as to the reliability of, any other information that others may give you. We are not making an offer to sell, or soliciting an offer to buy, these securities in any jurisdiction where the offer, sale or solicitation is not permitted. You should assume that the information appearing in or incorporated by reference in this prospectus and any free writing prospectus prepared by us is accurate only as of its respective date. Our business, financial condition, results of operations and prospects may have changed since such date.

We further note that the representations, warranties and covenants made by us in any agreement that is filed as an exhibit to the registration statement of which this prospectus is a part were made solely for the benefit of the parties to such agreement, including, in some cases, for the purpose of allocating risk among the parties to such agreement, and should not be deemed to be a representation, warranty or covenant made to you or for your benefit. Moreover, such representations, warranties or covenants were accurate only as of the date they were made. Accordingly, such representations, warranties and covenants should not be relied on as accurately representing the current state of our affairs.

Our trademark portfolio includes both United States and foreign trademark registrations and pending United States and foreign trademark applications. Other trademarks or trade names referred to in this prospectus or

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the documents incorporated by reference herein are the property of their respective owners. Solely for convenience, the trademarks and trade names in this prospectus and the documents incorporated by reference herein are generally referred to without the ® and ™ symbols, but such references should not be construed as any indicator that their respective owners will not assert, to the fullest extent under applicable law, their rights thereto.

Certain market and industry data and forecasts included in or incorporated by reference in this prospectus were obtained from independent market research, industry publications and surveys, governmental agencies and publicly available information. We did not fund and are not otherwise affiliated with the third party sources that we cite. Industry surveys, publications and forecasts generally state that the information contained therein has been obtained from sources believed to be reliable, but that the accuracy and completeness of such information is not guaranteed. While we are not aware of any misstatements regarding the market or industry data presented or incorporated by reference herein, our estimates involve risks and uncertainties and are subject to change based on various factors, including those discussed under the heading “Risk factors” in this prospectus.

Under the laws of Jersey, Channel Islands, only holders of ordinary shares in uncertificated form in CREST (an electronic clearing system in the United Kingdom) and legal owners of our shares in certificated form may be recorded in our share register as legal shareholders.

Cede & Co., as nominee for the Depository Trust Company, or DTC, will hold the securities sold hereby in certificated form on behalf of and as nominee for investors who purchase beneficial interests in securities. We and DTC have no contractual relationship. Investors who purchase the securities (although recorded as owners within the DTC system) are legally considered holders only of beneficial interests in those securities and will have no direct rights against us. Each security reflected within the DTC system will represent evidence of beneficial ownership of one certificated security held by Cede & Co. The securities reflected within the DTC system will be freely transferable with delivery and settlement through the DTC system. Our securities are issued in certificated form and beneficial interests in the securities as reflected in the DTC system are traded on The NASDAQ Global Market, or NASDAQ. References in this prospectus to the securities being listed or traded on The NASDAQ Global Market shall mean the beneficial interests in such securities held by Cede & Co. Investors may, through their broker, elect to withdraw their securities from the DTC system, receive a certificate and be listed as our legal security holders, subject to customary fees. Please see “Our Securities and Trading in the United States.”

Our fiscal year ends on March 31. Unless otherwise noted, any reference to a year preceded by the word “fiscal” refers to the twelve months ended March 31 of that year. For example, references to “fiscal 2014” refer to the twelve months ended March 31, 2014. Any reference to a year not preceded by “fiscal” refers to a calendar year.

For investors outside of the United States: We have not done anything that would permit possession or distribution of this prospectus in any jurisdiction where action for that purpose is required, other than the United States. Persons outside of the United States who come into possession of this prospectus must inform themselves about, and observe any restrictions relating to, the offering of the securities and the distribution of this prospectus outside of the United States.

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PROSPECTUS SUMMARY

This summary highlights some of the information in this prospectus. It does not contain all of the information that you should consider before investing in our ordinary shares. You should read carefully the more detailed information set forth under “Risk Factors” and the other information included in this prospectus. Unless the context requires otherwise, references in this prospectus to “Quotient,” the “Company,” “we,” “us” and “our” refer to Quotient Limited and its consolidated subsidiaries.

Overview

We are an established, commercial-stage diagnostics company committed to reducing healthcare costs and improving patient care through the provision of innovative tests for blood grouping and serological disease screening, commonly referred to as transfusion diagnostics. Blood grouping involves specific procedures performed at donor or patient testing laboratories to characterize blood, which includes antigen typing and antibody identification.

We have over 30 years experience developing, manufacturing and commercializing conventional reagent products used for blood grouping within the global transfusion diagnostics market. We are developing MosaiQ™, our proprietary technology platform, to better address the comprehensive needs of this large and established market. We believe MosaiQ™ has the potential to transform transfusion diagnostics, significantly reducing the cost of blood grouping in a donor or patient testing environment, while improving patient outcomes.

We have designed MosaiQ™ to offer a breadth of diagnostic tests that is unmatched by any existing commercially available transfusion diagnostic instrument platform. Time to result for MosaiQ™ will be significantly quicker than existing methods for extended antigen typing and antibody identification and is expected to be equivalent to the time to result for current instrument platforms performing basic antigen typing. We believe that customer adoption of MosaiQ™ will lead to improved patient outcomes through better and easier matching of donor and patient blood, given cost-effective extended antigen typing offered by MosaiQ™. Improved patient outcomes using MosaiQ™ include the potential for reduced incidence of alloimmunization, where the patient develops antibodies to foreign antigens introduced to the body through transfused blood. MosaiQ™ will also offer the opportunity for substantial cost savings and a range of operational efficiencies for donor and patient testing laboratories, including:

•	full characterization of blood-group antigens and antibodies present in donor or patient blood, eliminating the need for routine manual testing typically by skilled technicians;

•	simplification of required consumables;

•	consolidation of multiple instrument platforms in donor testing laboratories;

•	significant reduction of sample volume requirements;

•	reduction of consumable and reagent waste; and

•	more streamlined processes for matching donor units to patients.

MosaiQ™ will comprise two separate consumables, one for blood grouping and one for serological disease screening, and a highthroughput instrument. We expect to commence installing the manufacturing system for MosaiQ™ consumables by the end of 2014 and expect to complete formal validation studies of the system by September 30, 2015. Initial prototype units of the initial MosaiQ™ instrument are also forecast to be delivered to Quotient by the end of 2014. We plan to commence formal field trials for the consumables and the initial MosaiQ™ instrument in the second half of 2015 and we expect to file the necessary regulatory submissions to obtain FDA and other required marketing clearances in the first half of 2016. We anticipate initial commercial sales of MosaiQ™ consumables, for research use only, in the first half of 2016. If approved for sale, we anticipate full commercial launch for MosaiQ™ in Europe during the second half of 2016 and in the United States during the first half of 2017.

Our internal feasibility study has demonstrated a high degree of concordance, across a range of key blood group specificities, between results generated using the MosaiQ™ methodology and results generated using predicate technologies for blood grouping. We used column agglutination technology (or CAT, a blood group testing system that incorporates microcolumns and glass bead microparticles) and, where CAT was not feasible, manual testing techniques as the predicate technologies for our internal feasibility studies. For antigen typing, the feasibility study demonstrated concordance of approximately 99% or greater for the majority of the key specificities tested. For antibody identification, the feasibility study demonstrated overall concordance of 99.7%. We expect these results to improve with further optimization of the individual reagent formulations, automation of the manufacturing processes for the MosaiQ™ consumable and greater automation of the testing processes.

In addition, results generated using the MosaiQ™ methodology demonstrated a high degree of concordance to predicate technologies screening blood for Cytomegalovirus (CMV) and Syphilis. The feasibility study was conducted in collaboration with Future Diagnostics and examined a total of 274 positive and negative samples. The feasibility study demonstrated concordance of 100% for Syphilis and 99.3% for CMV. As a result of the positive study results, we plan to complete the development and verification of the CMV and Syphilis assays for inclusion on the MosaiQ™ disease screening consumable.

We have a proven track record and significant expertise in product development, manufacturing and quality, uniquely tailored to the highly regulated transfusion diagnostics market. We have introduced a range of FDA-licensed products in the United States under the Quotient brand, which we sell directly to donor testing laboratories, hospitals, and independent testing laboratories. We have also increased our emphasis on the development, manufacture and sale of conventional reagent products to original equipment manufacturers, or OEMs, such as Ortho Clinical Diagnostics, Inc. (or Ortho), Bio-Rad Laboratories, Inc. (or Bio-Rad) and Grifols S.A. (or Grifols).

We currently derive revenue from a portfolio of products used for blood grouping, as well as whole blood controls used daily for quality assurance testing of third-party blood grouping instruments. We are developing additional conventional reagent products for our OEM customers and for sale directly in the United States under the Quotient brand.

Corporate History and Information

Quotient Limited is a limited liability no par value company incorporated under the laws of Jersey, Channel Islands. Our registered address is Elizabeth House, 9 Castle Street, St. Helier, JE2 3RT, Jersey, Channel Islands. Our agent for service of process is our wholly owned U.S. subsidiary, Quotient Biodiagnostics, Inc., 301 South State Street, Suite S-204, Newton, Pennsylvania 18940.

We were incorporated in Jersey, Channel Islands in 2012. Our principal executive offices are located at Pentlands Science Park, Bush Loan, Penicuik, Midlothian, EH26 OPZ, United Kingdom, and our telephone number is 011-44-0131-445-6159. Our website address is www.quotientbd.com. Information contained on our website is not incorporated by reference into this prospectus and should not be considered to be part of this prospectus, and you should not rely on any such information in making the decision whether to purchase our securities.

Initial Public Offering

On April 30, 2014, we completed our initial public offering of 5,000,000 units at a price of $8.00 per unit, each unit consisting of one ordinary share and one warrant to purchase 0.8 of one ordinary share, raising net proceeds of $37.2 million after deducting underwriting discounts and commissions. We estimate that other costs of the offering, apart from underwriting discounts and commissions, will approximate $3.0 million. The warrants will be exercisable at an exercise price of $8.80 per ordinary share beginning July 24, 2014 and will expire on October 25, 2015.

In connection with our initial public offering, all our outstanding preference shares, A ordinary shares and B ordinary shares were converted into ordinary shares, we effected a consolidation of our ordinary shares in which 100 outstanding ordinary shares were consolidated into 32 new ordinary shares, and our then outstanding warrant to purchase C preference shares was converted into a warrant to purchase ordinary shares. Unless otherwise noted, the share amounts in this prospectus and the registration statement of which this prospectus is a part give effect to the conversion of our outstanding preference shares, A ordinary shares and B ordinary shares into ordinary shares and the consolidation of our ordinary shares effected in connection with our initial public offering.

THE OFFERING

This prospectus covers 4,000,000 ordinary shares issuable upon exercise of warrants by warrant holders.

Securities Offered:	4,000,000 ordinary shares issuable upon exercise of the warrants.

Ordinary Shares:

Number of ordinary shares outstanding before this offering:	14,376,547

Number of ordinary shares to be outstanding after this offering:	18,376,547, assuming all warrants are exercised. There is no assurance that the warrant holders will elect to exercise any or all of the warrants.

Exercisability:	Each warrant is exercisable for 0.8 of one ordinary share.

Exercise Price:	$8.80 per whole ordinary share, or such other lower price as we may establish pursuant to the warrants, which allow us to lower the exercise price in our sole discretion.

Exercise Period:	The warrants will be exercisable during the period commencing on July 24, 2014 and ending at 5:30 p.m. on October 25, 2015.

Use of Proceeds:	We plan to use any proceeds received from the exercise of warrants and issuance of ordinary shares covered by this prospectus to continue the development of MosaiQTM, as described elsewhere in this prospectus and the documents incorporated by reference herein, as well as for working capital, operating expenses and other general corporate purposes. There is no assurance that warrant holders will exercise any or all of the warrants, or that we will receive any proceeds.

Listing:	Our ordinary shares and warrants are listed on NASDAQ under the symbols “QTNT” and “QTNTW,” respectively.

Risk Factors:	Investing in our ordinary shares involves a high degree of risk. See “Risk Factors” beginning on page 3 of this prospectus for a discussion of some of the risks relating to investment in our ordinary shares.

RISK FACTORS

Investing in our ordinary shares involves a high degree of risk. You should carefully consider the risk factors described in the section “Risk Factors” contained in our Annual Report on Form 10-K for the fiscal year ended March 31, 2014, which is incorporated herein by reference, in addition to the factors set forth below and other information contained in or incorporated by reference in this prospectus or in any prospectus supplement or post-effective amendment, if required, before purchasing any of our ordinary shares. Any of these risks could materially adversely affect our business, financial condition and results of operations. Additional risks and uncertainties not currently known to us or that we currently deem to be immaterial may also materially and adversely affect our business operations.

Management will have broad discretion as to the use of the proceeds received from the exercise of warrants and issuance of ordinary shares, and we may not use the proceeds effectively.

Our management will have broad discretion as to the application of the net proceeds received from the exercise of warrants and issuance of ordinary shares and could use them for purposes other than those currently contemplated. Our shareholders may not agree with the manner in which our management chooses to allocate and spend the net proceeds. Moreover, our management may use the net proceeds for corporate purposes that may not increase our profitability or our market value. See “Use of Proceeds” for a description of our management’s intended use of the proceeds received from the exercise of warrants and issuance of ordinary shares.

You may incur immediate and substantial dilution as a result of this offering.

Investors purchasing ordinary shares in this offering upon exercise of our warrants may, depending on the net tangible book value per share of our ordinary shares after exercise, incur immediate and substantial dilution. See “Dilution.” Moreover, prior to our initial public offering, we issued a warrant to acquire preference shares, which was converted into a warrant to purchase ordinary shares, as well as options to acquire ordinary shares at prices significantly below the $8.80 exercise price of the warrants to which this offering relates. Based on the outstanding warrant and options as of March 31, 2014, there will be 64,000 ordinary shares subject to the outstanding warrant and 779,462 ordinary shares subject to outstanding options. To the extent that this warrant or options are ultimately exercised, you will incur further dilution.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus and the documents incorporated by reference herein contain forward-looking statements. Forward-looking statements are neither historical facts nor assurances of future performance. Instead, they are based on our current beliefs, expectations and assumptions regarding the future of our business, future plans and strategies, and other future conditions, and include estimates and projections. Forward-looking statements can be identified by words such as “strategy,” “objective,” “anticipate,” “believe,” “estimate,” “expect,” “intend,” “may,” “plan,” “predict,” “project,” “target,” “potential,” “will,” “would,” “could,” “should,” “continue,” “contemplate,” “might,” “design” and other similar expressions, although not all forward-looking statements contain these identifying words. Although we believe that we have a reasonable basis for each forward-looking statement contained in or incorporated by reference in this prospectus, we caution you that these statements are based on a combination of facts and factors currently known by us and our expectations of the future, about which we cannot be certain, and are subject to numerous known and unknown risks and uncertainties.

Forward-looking statements include statements about:

•	the development, regulatory approval and commercialization of MosaiQTM;

•	the design of blood grouping and disease screening capabilities of MosaiQTM and the benefits of MosaiQTM for both customers and patients;

•	future demand for and customer adoption of MosaiQTM, the factors that we believe will drive such demand and our ability to address such demand;

•	our expected profit margins for MosaiQTM;

•	the size of the market for MosaiQTM ;

•	the regulation of MosaiQTM by the U.S. Food and Drug Administration, or the FDA, or other regulatory bodies, or any unanticipated regulatory changes or scrutiny by such regulators;

•	future plans for our conventional reagent products;

•	the status of our future relationships with customers, suppliers, and regulators relating to our conventional reagent products;

•	future demand for our conventional reagent products and our ability to meet such demand;

•	our ability to manage the risks associated with international operations;

•	anticipated changes, trends and challenges in our business and the transfusion diagnostics market;

•	the effects of competition;

•	the expected outcome or impact of pending or threatened litigation;

•	our ability to protect our intellectual property and operate our business without infringing upon the intellectual property rights of others;

•	our anticipated cash needs and our expected sources of funding, and our estimates regarding our capital requirements and capital expenditures (including the expected cost of a new expanded manufacturing facility in Edinburgh, Scotland); and

•	our plans for executive and director compensation for the future.

We may not actually achieve the plans, intentions or expectations disclosed in our forward-looking statements, and you should not place significant reliance on our forward-looking statements. The inclusion of forward-looking information should not be regarded as a representation by us or any other person that the future plans, estimates or expectations that we contemplate will be achieved. Actual results or events could differ materially from the plans, intentions and expectations disclosed in the forward-looking statements we make. Important factors that could cause actual results and events to differ materially from those indicated in the forward-looking statements include those identified under the heading “Risk Factors” in this prospectus and the factors referenced in our Annual Report on Form 10-K for the fiscal year ended March 31, 2014, which is incorporated by reference herein, including those set forth under “Risk Factors”, “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “Quantitative and Qualitative Disclosures About Market Risk.” These factors should not be construed as exhaustive, and should be read in conjunction with the other cautionary statements included in and incorporated by reference in this prospectus.

Many important factors, in addition to the factors described in this prospectus and the documents incorporated by reference herein, may adversely and materially affect our results as indicated in forward-looking statements. You should read this prospectus, the documents that we have incorporated by reference herein and the documents that we have filed as exhibits to the registration statement of which this prospectus is a part, as well as any prospectus supplement or post-effective amendment, if required, completely and with the understanding that our actual future results may be materially different and worse from what we expect.

The forward-looking statements in this prospectus and the documents incorporated by reference herein represent our views as of the date of this prospectus or such document, as applicable. We undertake no obligation to publicly update any forward-looking statements whether as a result of new information, future developments or otherwise.

USE OF PROCEEDS

We plan to use any proceeds received from the exercise of warrants and issuance of ordinary shares covered by this prospectus to continue the development of MosaiQTM, as described elsewhere in this prospectus and the documents incorporated by reference herein, as well as for working capital, operating expenses and other general corporate purposes. There is no assurance that warrant holders will exercise any or all of the warrants, or that we will receive any proceeds.

DIVIDEND POLICY

We have never declared or paid cash dividends on our ordinary shares. We currently intend to retain all available funds and any future earnings, if any, to fund the development and expansion of our business and we do not anticipate paying any cash dividends in the foreseeable future. Any future determination as to the declaration and payment of dividends, if any, will be made at the complete discretion of our Board of Directors and will depend on then existing conditions, including our results of operations, financial conditions, contractual restrictions, capital requirements, business prospects and other factors our Board of Directors may deem relevant.

DILUTION

We are offering up to 4,000,000 ordinary shares issuable upon exercise of warrants, at an exercise price of $8.80 per ordinary share. If you exercise warrants and invest in our ordinary shares, your interest may be diluted to the extent of the difference between the exercise price per share and the net tangible book value per share of our ordinary shares after such exercise. Dilution may occur in the event the exercise price is substantially in excess of the net tangible book value per share attributable to our existing owners.

On April 30, 2014, we completed our initial public offering of 5,000,000 units (consisting of one ordinary share and one warrant to purchase 0.8 of one ordinary share). In connection with our initial public offering, all our outstanding preference shares, A ordinary shares and B ordinary shares were converted into ordinary shares, we effected a consolidation of our ordinary shares in which 100 outstanding ordinary shares were consolidated into 32 new ordinary shares, and our then outstanding warrant to purchase C preference shares was converted into a warrant to purchase ordinary shares.

As of March 31, 2014, we had a pro forma net tangible book value of $32.9 million, or $2.29 per ordinary share, taking into account (1) the conversion of all outstanding preference shares, A ordinary shares and B ordinary shares into ordinary shares, and the consolidation of 100 outstanding ordinary shares into 32 new ordinary shares, immediately prior to our initial public offering, (2) the conversion of our outstanding warrant to purchase C preference shares into a warrant to purchase ordinary shares immediately prior to our initial public offering and the resultant reclassification of our warrant liability to shareholders’ equity (deficit) and (3) the sale of 5,000,000 units in our initial public offering, after deducting underwriting discounts and commissions and estimated offering expenses payable by us, at an initial public offering price of $8.00 per unit. Without giving effect to the conversion of our outstanding warrant to purchase C preference shares into a warrant to purchase ordinary shares and the sale of 5,000,000 units in our initial public offering, we had historical net tangible liabilities of $1.7 million, or $0.19 per ordinary share, as of March 31, 2014. Historical net tangible book value per share is equal to our total tangible assets, less total liabilities, divided by the adjusted number of outstanding ordinary shares.

Investors purchasing ordinary shares in this offering upon exercise of our warrants may, depending on the net tangible book value per share of our ordinary shares after exercise, incur immediate and substantial dilution. After giving effect to (1) the conversion of all preference shares, A ordinary shares and B ordinary shares into ordinary shares, and the consolidation of 100 outstanding ordinary shares into 32 new ordinary shares, immediately prior to our initial public offering, (2) the conversion of our outstanding warrant to purchase C preference shares into a warrant to purchase ordinary shares immediately prior to our initial public offering, (3) the sale of 5,000,000 units in our initial public offering, after deducting underwriting discounts and commissions and estimated offering expenses payable by us, at an initial public offering price of $8.00 per unit, and (4) the issuance of 4,000,000 ordinary shares in this offering upon the full exercise of our warrants, at an exercise price of $8.80 per ordinary share, our pro forma as adjusted net tangible book value as of March 31, 2014 would have been $68.1 million, or $3.71 per ordinary share. This represents an immediate increase in pro forma as adjusted net tangible book value of $1.42 per share to our existing shareholders and an immediate dilution of $5.09 per share to investors purchasing shares in this offering upon the exercise of our warrants.

The following table illustrates this per share dilution:

Exercise price of warrants		$8.80
Historical net tangible book value per share as of March 31, 2014	$(0.19)
Increase attributable to the conversion of outstanding warrant to purchase C preference shares	$0.04
Increase attributable to our initial public offering of 5,000,000 units	$2.44

Pro forma net tangible book value per share as of March 31, 2014	$2.29
Increase in net tangible book value per share attributable to new investors	$1.42
Pro forma as adjusted net tangible book value per share after this offering		$3.71

Dilution per share to new investors		$5.09

The number of ordinary shares to be outstanding after this offering is based on ordinary shares outstanding as of March 31, 2014, after giving effect to (1) the conversion of all outstanding preference shares, A ordinary shares and B ordinary shares into ordinary shares, and the consolidation of 100 outstanding ordinary shares into 32 new ordinary shares, immediately prior to our initial public offering, and (2) the sale of 5,000,000 units in our initial public offering, and excludes the following:

•	200,000 C preference shares issuable upon exercise of an outstanding warrant as of March 31, 2014, at an exercise price of $3.00 per share, which was converted into a warrant to purchase 64,000 ordinary shares, at an exercise price of $9.38 per share, immediately prior to our initial public offering;

•	779,462 ordinary shares issuable upon the exercise of options outstanding as of March 31, 2014, at a weighted-average exercise price of $2.92 per ordinary share; and

•	1,500,000 ordinary shares reserved for future grant or issuance under the 2014 Stock Incentive Plan, or 2014 Plan.

To the extent that new options are issued under the 2014 Plan or we issue additional ordinary shares in the future, there will be further dilution to investors participating in this offering. See “Risk Factors—You will incur immediate and substantial dilution as a result of this offering.”

DESCRIPTION OF SECURITIES

General

Quotient Limited was originally formed as a private limited liability, no par value company named QBDG (Newco) Limited, on January 18, 2012 under the Companies (Jersey, Channel Islands) Law 1991 (referred to below, as amended, as the “Jersey Companies Law”) with the registered number 109886. The company changed its name to Quotient Biodiagnostics Holdings Limited on January 27, 2012, and changed its name to Quotient Limited on May 10, 2013. On April 3, 2014, the company’s status was changed to a public limited liability no par value company.

The registered office of Quotient Limited is at c/o Quotient Limited, P.O. Box 1075, Elizabeth House 9 Castle Street St Helier Jersey, Channel Islands, JE2 2QP and its principal executive office is at Pentlands Science Park, Bush Loan, Penicuik, Midlothian, EH26 OPZ, United Kingdom.

Introduction

This section describes the rights available to legal security holders. Under Jersey, Channel Islands law, only persons who hold shares in CREST (an electronic clearing system in the United Kingdom) or holders of shares in certificated form may be recorded as shareholders in our share register maintained by our share registrar (also known as a transfer agent). Any ordinary shares sold upon exercise of the warrants sold in our initial public offering will, at least initially, be held in certificated form by Cede & Co., as nominee for the Depository Trust Company, or DTC, which will establish accounts in its electronic system for participating brokerage firms. Investors who purchase these securities will be reflected within the DTC system, but will not appear on our official share register. Therefore holders of ordinary shares in “street name” through participating DTC brokerage firms will not be directly entitled to the rights conferred on our shareholders by our Articles of Association, or the Articles, or the rights conferred on shareholders of a Jersey company under the Jersey Companies Law, including rights related to voting and payments of dividends. Rather, holders of ordinary shares in “street name” through participating DTC brokerage firms must look to DTC as the shareholder of record. DTC, in turn, is expected to distribute to participating DTC brokerage firms dividend payments that we have remitted to DTC in a single lump sum, and to authorize participating DTC brokerage firms to coordinate voting matters. There is no contract or other agreement between us and DTC that requires DTC to perform any action with respect to investors reflected within the DTC system; however, investors may have rights enforceable against DTC (but not us) through their contractual relationship with participating DTC brokerage firms.

Investors who purchase beneficial interests in the DTC system in shares sold upon exercise of warrants must look solely to their brokerage firm, and in turn, DTC, for the payment of dividends, the exercise of voting rights and all other rights associated with our ordinary shares.

Investors who wish to hold their shares directly in certificated form, rather than indirectly through DTC’s electronic system, may request through their broker, who in turn will coordinate with Continental Stock Transfer & Trust Company, as our share registrar (transfer agent) that they be issued a share certificate. This may require payment of administrative fees and additional requirements by individual brokers in order to process trades of ordinary shares represented by share certificates through NASDAQ. Please see “Our Securities and Trading in the United States.”

Authorized and Issued Share Capital

We are a no par value company, meaning that our shares do not have any nominal or par value. Our constitutional documents permit us to issue an unlimited number of shares.

The issued share capital of our company as of June 27, 2014 was 14,376,547 fully paid ordinary shares of nil par value.

Warrants Sold in Initial Public Offering

The material terms and provisions of the warrants sold in our initial public offering are summarized below. The following description is subject to, and qualified in its entirety by, the form of ordinary share purchase warrant, which is filed as an exhibit to the registration statement, of which this prospectus is a part. You should review a copy of the form of ordinary share purchase warrant for a complete description of the terms and conditions applicable to the warrants.

Term. The warrants are exercisable during the period beginning on July 24, 2014 and ending at 5:30 P.M. on October 25, 2015. The term can also be extended by us at our sole discretion.

Anti-Dilution Protection. The warrants contain full ratchet anti-dilution protection upon the issuance of any ordinary shares, securities convertible into ordinary shares or certain other issuances at a price below the then-existing exercise price of the warrants, with certain exceptions. The terms of the warrants, including these anti-dilution protections, may make it difficult for us to raise additional capital at prevailing market terms in the future.

Exercise Price. The exercise price of the warrants is $8.80 per whole ordinary share. The exercise price is subject to adjustment in the event of certain share dividends and distributions, share splits, share combinations, share issuances, reclassifications or similar events affecting our ordinary shares, as well as the anti-dilution protection described above. The exercise price can also be lowered by us at our sole discretion.

Exercisability. Holders may exercise the warrants beginning on July 24, 2014 and at any time during the applicable term of the warrant. The warrants will be exercisable, at the option of each holder, in whole or in part, by delivering to us a duly executed exercise notice accompanied by payment in full in cash for the number of our ordinary shares purchased upon such exercise.

Buy-In. In addition to any other rights available to the warrant holder, if we fail to deliver ordinary shares underlying warrants in accordance with their terms of exercise, and if the warrant holder is required to purchase, or the warrant holder’s brokerage firm otherwise purchases, ordinary shares to deliver in satisfaction of a sale by the warrant holder of ordinary shares which the warrant holder anticipated receiving upon such exercise, then we shall, at the holder’s request and discretion, either (i) pay cash to the warrant holder in an amount equal to the warrant holder’s total purchase price (including brokerage commissions, if any) for the ordinary shares so purchased (the “Buy-In Price”), or (ii) promptly deliver ordinary shares and pay cash to the warrant holder in an amount equal to the excess (if any) of the Buy-In Price over the product of (A) such number of ordinary shares, times (B) the VWAP on the date of exercise, as defined in the ordinary share purchase warrant.

No Fractional Shares. No fractional shares or scrip representing fractional shares shall be issued upon the exercise of the warrants. As to any fraction of a share which the holder would otherwise be entitled to purchase upon such exercise, we shall, at our election, either pay a cash adjustment in respect of such final fraction in an amount equal to such fraction multiplied by the exercise price of the warrant or round up to the next whole share.

Transferability. Subject to applicable laws and the restriction on transfer set forth in the warrant, the warrant may be transferred at the option of the holder upon surrender of the warrant to us together with the appropriate instruments of transfer.

Authorized Shares. During the period the warrants are outstanding, we will reserve from our authorized and unissued ordinary shares a sufficient number of shares to provide for the issuance of ordinary shares underlying the warrants upon the exercise of the warrants.

Exchange Listing. The warrants are listed for trading on NASDAQ under the symbol “QTNTW.”

Fundamental Transactions. In the event of any fundamental transaction, as described in the warrants and generally including any merger with or into another entity, sale of all or substantially all of our assets, tender offer or exchange offer, or reclassification of our ordinary shares, then upon any subsequent exercise of a warrant the holder shall have the right to receive as alternative consideration, for each ordinary share that would have been issuable upon such exercise immediately prior to the occurrence of such fundamental transaction, the number of shares of share capital or common stock of the successor or acquiring corporation or of Quotient, if it is the surviving corporation, and any additional consideration receivable upon or as a result of such transaction by a holder of the number of ordinary shares for which the warrant is exercisable immediately prior to such event. In addition, in the event of a fundamental transaction other than one in which a successor entity that is a publicly traded corporation whose share capital or stock is quoted or listed for trading on an eligible market assumes the warrants such that the warrants shall be exercisable for the publicly traded shares or common stock of such successor entity, we or our successor entity shall, at the holder’s option, exercisable at any time concurrently with, or within thirty (30) days after, the consummation of the fundamental transaction, purchase the warrant from the holder by paying an amount of cash equal to the value the remaining unexercised portion of the warrant on the date of the consummation of such fundamental transaction, as determined by the Black Scholes option pricing model.

Right as a Shareholder. Except as otherwise provided in the warrants or by virtue of such holder’s ownership of ordinary shares, the holders of the warrants do not have the rights or privileges of holders of our ordinary shares, including any voting rights, until they exercise their warrants.

Waivers and Amendments. Any term of the warrants issued in the offering may be amended or waived with our written consent and the written consent of holders representing 66 2/3% of the ordinary shares issuable upon exercise of the warrants then outstanding. The foregoing notwithstanding, we may extend the termination date and reduce the exercise price without the consent of the holders.

Enforceability of Rights by Holders of Warrants. Continental Stock Transfer & Trust Co., or the warrant agent, will act solely as our agent under the warrant agent agreement described below and will not assume any obligation or relationship of agency or trust with any holder of any warrant. The warrant agent will have no duty or responsibility in case of any default by us under the warrant, including any duty or responsibility to initiate any proceedings at law or otherwise, or to make any demand upon us. Any holder of a warrant may, without the consent of the warrant agent or the holder of any other warrant, enforce by appropriate legal action its right to exercise, and receive the securities purchasable upon exercise of, its warrants.

Registration of Ordinary Shares. No warrants will be exercisable unless at the time of exercise a registration statement under the Securities Act with respect to the ordinary shares issuable upon exercise of the warrants is effective, a prospectus relating to ordinary shares issuable upon exercise of the warrants is current and the ordinary shares have been registered or qualified or deemed to be exempt from registration or qualification under the securities laws of the state or other jurisdiction of residence of the holder of the warrants. Under the terms of the warrant, we have agreed to meet these conditions by using our best efforts to maintain an effective registration statement and ensure a current prospectus relating to the ordinary shares issuable upon exercise of the warrants until the termination date of the warrants, and to use our best efforts to register such ordinary shares under the securities laws of the state or other jurisdiction of residence of the holders in the event an exemption is not available. However, we cannot assure you that we will be able to do so, and if we do not maintain an effective registration statement or current prospectus related to the ordinary shares issuable upon exercise of the warrants, we may not be able to settle any such warrant exercise. In no event will we be required to net cash settle or cash settle any warrant exercise, subject to the buy-in rights described above. If we are unable to comply with our obligation to maintain an effective registration statement or current prospectus related to the ordinary shares issuable upon exercise of the warrants, the warrants may have no value, the market for the warrants may be limited and the warrants may expire worthless.

Warrant Agent Agreement. On May 23, 2014, we entered into a warrant agreement with Continental Stock Transfer & Trust Co. to act as agent for the warrants. A holder of warrants may exercise them by delivering to the warrant agent at its corporate trust department located at 17 Battery Place, 8th Floor, New York, New York 10004 a duly executed notice of exercise form, paying to the warrant agent the applicable aggregate exercise price by wire transfer or cashier’s check drawn on a U.S. bank and, to the extent required, surrendering to the warrant agent such warrants for cancellation within the applicable time periods provided for in the warrants.

Pre-IPO Resolution

Immediately prior to our initial public offering, we passed special and ordinary resolutions to:

(1) convert and re-designate all A ordinary shares, B ordinary shares, A preference shares, B preference shares and C preference shares in our share capital, in each case being of no par value, as ordinary shares of no par value in our share capital resulting in our authorized and issued share capital being 29,301,726 ordinary shares, and immediately following this conversion, consolidate the 29,301,726 ordinary shares then outstanding at a ratio of 32 new ordinary shares to every 100 issued ordinary shares, resulting in our authorized and issued share capital being 9,376,552.32 ordinary shares of no par value;

(2) adopt a new Memorandum and Articles of Association, in substitution for and to the exclusion of our existing Memorandum and Articles of Association, in order to give effect to the share conversions and to make certain amendments to our existing Articles of Association in contemplation of the initial public offering and listing of ordinary shares of no par value in our share capital on NASDAQ;

(3) immediately following the conversion of our shares and the adoption of the new Articles of Association, convert into and redesignate each fraction of an ordinary share held by a holder (as defined in the new Articles of Association), arising as a result of the share conversions, as the equivalent fraction of a redeemable ordinary share, redeemable at the option of the Board of Directors without notice for a redemption amount of US$1.00 per redeemable ordinary share (or fraction thereof);

(4) approve the 2014 Stock Incentive Plan, or 2014 Plan;

(5) allow any ordinary shares purchased or redeemed by us to be held as treasury shares in accordance Jersey Companies Law;

(6) consolidate an aggregate of 4,130,429 ordinary shares held by Quotient Biodiagnostics Group Limited, or QBDG, and an affiliate of Galen Partners LLP (the former holders of A preference shares) into an aggregate of 3,663,758 ordinary shares; and

(7) sub-divide an aggregate of 4,893,889 ordinary shares held by affiliates of Galen Partners LLP, Frederick Hallsworth, Brian McDonough and Tom Bologna (the former holders of B preference shares) into an aggregate of 5,360,559 ordinary shares.

Memorandum and Articles of Association

Public limited companies formed under the laws of Jersey are governed in general by two organizational documents, a Memorandum of Association and Articles of Association. The Memorandum of Association sets forth the basic constitutional details of the company and its authorized share capital. The Articles of Association set forth other general corporate matters, including the rights of shareholders and provisions concerning shareholder and director meetings and directors’ terms and fees. The full text of both our Memorandum of Association and Articles of Association are exhibits to this registration statement and are also available at our website, www.quotientbd.com. Information contained on our website or that is accessible through it is not incorporated by reference into this prospectus and should not be considered to be part of this prospectus, and you should not rely on any such information in making the decision whether to purchase our ordinary shares.

Quotient Memorandum of Association

Under the Jersey Companies Law, the capacity of a Jersey company is not limited by anything contained in its Memorandum or Articles of Association. Accordingly, we are able to operate in any markets and to provide any services which are legally permissible and that the directors deem appropriate. Our Memorandum of Association permits us to issue an unlimited number of shares and warrants.

Quotient Articles of Association

Voting rights

Each shareholder is entitled to one vote on a show of hands and to one vote per share held by such shareholder on a poll. There is no cumulative voting of shares.

Shareholders are ineligible to vote (unless our board determines otherwise) if any call or other sum presently payable by the shareholder to us in connection with such shares remains unpaid.

Transfer of Shares

Shareholders may transfer certificated shares through a customary share transfer form and the presentation of the applicable physical share certificate. Under Jersey law, legal title to shares may not be held or transferred in uncertificated form in the DTC system. Accordingly, any of our shares purchased on NASDAQ represent only beneficial interests in the underlying aggregate certificated share position held by DTC. Transfers in “street name” through the DTC system are legally considered a transfer of the beneficial interest and are to be conducted in accordance with NASDAQ and DTC procedures.

Beneficial holders in “street name” may request at any time that actual ordinary shares in certificated form be registered in their name which would therefore accord them full rights as legal shareholders under Jersey law. Please see “Our Ordinary Shares and Trading in the United States.”

Our Board of Directors in its discretion may suspend the registration of transfers of shares for periods not exceeding 30 days in any year. Our Board of Directors may also decline to register transfers of shares:

•	that are not fully paid; and

•	upon which we have a lien.

If our Board of Directors declines to register a transfer of shares, we must notify the transferee within two months thereafter.

Dividends and Other Distributions

In order to be able to declare any dividends, our directors must issue a statutory solvency statement to the effect that, immediately following the date on which the dividends are proposed to be paid, the company will be able to discharge its liabilities as they fall due and, having regard to the prospects of the company and to the intentions of the directors with respect to the management of the company’s business and the amount and character of the financial resources that will in the view of the directors be available to the company, the company will be able to continue to carry on business and discharge its liabilities as they fall due for the 12 months immediately following the date on which the dividend is proposed to be paid (or until the company is dissolved on a solvent basis, if earlier).

Dividends must be apportioned and paid pro rata according to the amounts paid on shares, unless otherwise specified in the rights attached to a specific class or classes of shares. Dividends do not accrue interest and may, if unclaimed, be invested by our Board of Directors on our behalf until claimed. Any dividend unclaimed after a period of 12 years from the date of declaration of such dividend or the date on which such dividend became due for payment is forfeited and becomes our property.

Our Articles of Association provide that our Board of Directors may offer our shareholders the right to receive in lieu of any cash dividend (or part thereof) that we declare on our ordinary shares, such number of our ordinary shares that are (or nearly as possible) equivalent in value to the cash dividend, based on the market price of such shares determined in accordance with our Articles of Association.

Winding Up

If we are wound up (whether the liquidation is voluntary, under supervision, or by the courts of Jersey) the liquidator (or the board, where no liquidator is appointed) may, with the authority of a special resolution of our shareholders, divide among our shareholders part or all of our assets, or transfer any part of our assets to a trustee for the benefit of our shareholders.

Changes in Capital and Allotment of Securities

We may, by special resolution of our shareholders, alter our Memorandum of Association to increase or reduce the number of shares that we are authorized to issue, to consolidate all or any of our shares (whether issued or not) into fewer shares or to divide all or any of our shares (whether issued or not) into more shares, in each case in compliance with the Jersey Companies Law.

Subject to the provisions of the Jersey Companies Law, our board has the discretion to issue authorized but unissued shares.

Variation of Class Rights

The rights attaching to any class of shares may only be altered by written consent of holders of not less than two-thirds in number of the issued shares of that class, or by special resolution of the relevant class passed at a class shareholder meeting by the holders of not less than two-thirds in number of the issued shares of that class being voted in person or by proxy at such meeting.

Change in Control

There are no provisions in our Articles of Association which would have an effect of delaying, deferring or preventing a change in our control.

General Meetings

An annual general meeting and any other shareholders’ meeting (whether convened for the passing of an ordinary or a special resolution of our shareholders) shall be called by at least 14 clear days’ notice given to our shareholders, directors and our auditors.

Borrowing Powers

Our Board of Directors has the full authority to authorize our entry into agreements to borrow money, to grant security over our assets and to issue debentures and other securities whether outright or as collateral security for any debt, liability or obligation of us or of any third party.

Directors

We may, by resolution of our shareholders, vary the minimum or maximum number of directors (subject to a minimum of two directors). Currently the minimum number of directors is two and there is no maximum number of directors. We currently have six members on our Board of Directors.

Shareholders are only able to appoint a person as a director at a shareholder meeting if (i) the relevant person has been recommended by our board or is a serving director who is retiring at that shareholder meeting; or (ii) if a shareholder (other than the person proposed as a director) who is entitled to attend and vote at that shareholder meeting has submitted written notice to us of their intention to nominate the relevant person during the period from (and including) the date that is 120 days before, to and including the date that is 90 days before, the first anniversary of the last annual general meeting of the Company meeting, along with a notice from the relevant person confirming their willingness to be appointed.

Directors are required to disclose any conflicts of interest with respect to any contract or proposed contract or any other arrangement or proposed arrangement with us.

Other Jersey, Channel Islands Law Considerations

Purchase of Own Shares

As with declaring a dividend, we may not buy back or redeem our shares unless our directors who are to authorize the buy back or redemption have made a statutory solvency statement that, immediately following the date on which the buy back or redemption is proposed, the company will be able to discharge its liabilities as they fall due and, having regard to prescribed factors, the company will be able to continue to carry on business and discharge its liabilities as they fall due for the 12 months immediately following the date on which the buy back or redemption is proposed (or until the company is dissolved on a solvent basis, if earlier).

If the above conditions are met, we may purchase shares in the manner described below.

We may purchase on a stock exchange our own fully paid shares pursuant to a special resolution of our shareholders. The resolution authorizing the purchase must specify:

•	the maximum number of shares to be purchased;

•	the maximum and minimum prices which may be paid; and

•	a date, not being later than 18 months after the passing of the resolution, on which the authority to purchase is to expire.

We may purchase our own fully paid shares otherwise than on a stock exchange pursuant to a special resolution of our shareholders but only if the purchase is made on the terms of a written purchase contract which has been approved by an ordinary resolution of our shareholders. The shareholder from whom we propose to purchase or redeem shares is not entitled to take part in such shareholder vote in respect of the shares to be purchased.

We may fund a redemption or purchase of our own shares from any source. We cannot purchase our shares if, as a result of such purchase, only redeemable shares would remain in issue.

If authorized by a resolution of our shareholders, any shares that we redeem or purchase may be held by us as treasury shares. Any shares held by us as treasury shares may be cancelled, sold, transferred for the purposes of or under an employee share scheme or held without cancelling, selling or transferring them. Shares redeemed or purchased by us are cancelled where we have not been authorized to hold these as treasury shares.

Mandatory Purchases and Acquisitions

The Jersey Companies Law provides that where a person has made an offer to acquire a class of all of our outstanding shares not already held by the person and has as a result of such offer acquired or contractually agreed to acquire 90% or more of such outstanding shares, that person is then entitled (and may be required) to acquire the remaining shares. In such circumstances, a holder of any such remaining shares may apply to the Jersey court for an order that the person making such offer not be entitled to purchase the holder’s shares or that the person purchase the holder’s shares on terms different to those under which the person made such offer.

Other than as described above, we are not subject to any regulations under which a shareholder that acquires a certain level of share ownership is then required to offer to purchase all of our remaining shares on the same terms as such shareholder’s prior purchase.

Compromises and Arrangements

Where we and our creditors or shareholders or a class of either of them propose a compromise or arrangement between us and our creditors or our shareholders or a class of either of them (as applicable), the Jersey court may order a meeting of the creditors or class of creditors or of our shareholders or class of shareholders (as applicable) to be called in such a manner as the court directs. Any compromise or arrangement approved by a majority in number representing 75% or more in value of the creditors or 75% or more of the voting rights of shareholders or class of either of them (as applicable) if sanctioned by the court, is binding upon us and all the creditors, shareholders or members of the specific class of either of them (as applicable).

Whether the capital of the company is to be treated as being divided into a single or multiple class(es) of shares is a matter to be determined by the court. The court may in its discretion treat a single class of shares as multiple classes, or multiple classes of shares as a single class, for the purposes of the shareholder approval referred to above taking into account all relevant circumstances, which may include circumstances other than the rights attaching to the shares themselves.

No Pre-Emptive Rights

The Jersey Companies Law does not confer any pre-emptive rights to purchase our shares or warrants on our security holders.

Rights of Minority Shareholders

Under Article 141 of the Jersey Companies Law, a shareholder may apply to court for relief on the ground that the conduct of our affairs, including a proposed or actual act or omission by us, is “unfairly prejudicial” to the interests of our shareholders generally or of some part of our shareholders, including at least the shareholder making the application. What amounts to unfair prejudice is not defined in the Jersey Companies Law. There may also be common law personal actions available to our shareholders.

Under Article 143 of the Jersey Companies Law (which sets out the types of relief a court may grant in relation to an action brought under Article 141 of the Jersey Companies Law), the court may make an order regulating our affairs, requiring us to refrain from doing or continuing to do an act complained of, authorizing civil proceedings and providing for the purchase of shares by us or by any of our other shareholders.

COMPARISON OF JERSEY, CHANNEL ISLANDS LAW AND DELAWARE LAW

Set forth below is a comparison of certain shareholder rights and corporate governance matters under Delaware law and Jersey law:

Corporate Law Issue	Delaware Law	Jersey Law

Special Meetings of Shareholders	Shareholders generally do not have the right to call meetings of shareholders unless that right is granted in the certificate of incorporation or by-laws. However, if a corporation fails to hold its annual meeting within a period of 30 days after the date designated for the annual meeting, or if no date has been designated for a period of 13 months after its last annual meeting, the Delaware Court of Chancery may order a meeting to be held upon the application of a shareholder.	Shareholders holding 10% or more of the company’s voting rights and entitled to vote at the relevant meeting may legally require our directors to call a meeting of shareholders. The Jersey Financial Services Commission, or JFSC, may, at the request of any officer, secretary or shareholder, call or direct the calling of an annual general meeting. Failure to call an annual general meeting in accordance with the requirements of the Jersey Companies Law is a criminal offense on the part of a Jersey company and its directors and secretary.

Interested Director Transactions

Interested director transactions are permissible and may not be legally voided if:

•     either a majority of disinterested directors, or a majority in interest of holders of shares of the corporation’s capital stock entitled to vote upon the matter, approves the transaction upon disclosure of all material facts; or

•     the transaction is determined to have been fair as to the corporation as of the time it is authorized, approved or ratified by the Board of Directors, a committee thereof or the shareholders.

An interested director must disclose to the company the nature and extent of any interest in a transaction with the company or one of its subsidiaries. Failure to disclose an interest entitles the company or a shareholder to apply to the court for an order setting aside the transaction concerned and directing that the director account to the company for any profit.

A transaction is not voidable and a director is not accountable notwithstanding a failure to disclose an interest if the transaction is confirmed by special resolution and the nature and extent of the director’s interest in the transaction are disclosed in reasonable detail in the notice calling the meeting at which the resolution is passed.

Although it may still order that a director account for any profit, a court shall not set aside a transaction unless it is satisfied that the interests of third parties who have acted in good faith would not thereby be unfairly prejudiced and the transaction was not reasonable and fair in the interests of the company at the time it was entered into.

Cumulative Voting	The certificate of incorporation of a Delaware corporation may provide that shareholders of any class or classes or of any series may vote cumulatively either at all elections or at elections of directors of the corporation under specified circumstances.	There are no provisions in the Jersey Companies Law relating to cumulative voting.

Corporate Law Issue	Delaware Law	Jersey Law

Approval of Corporate Matters by Written Consent	Unless otherwise specified in a corporation’s certificate of incorporation, shareholders may take action permitted to be taken at an annual or special meeting, without a meeting, prior notice or a vote, if consents, in writing, setting forth the action, are signed by shareholders with not less than the minimum number of votes that would be necessary to authorize the action at a meeting. All consents must be dated and are only effective if the requisite signatures are collected within 60 days of the earliest dated consent delivered to the corporation.	A unanimous written consent by each shareholder entitled to vote on the matter may effect any matter that otherwise may be brought before a shareholders’ meeting, except for the removal of our auditors. Such consent shall be deemed effective when the instrument, or the last of several instruments, is last signed or on such later date as is specified in the resolution.

Business Combinations	With certain exceptions, a merger, consolidation or sale of all or substantially all of the assets of a Delaware corporation must be approved by the Board of Directors and a majority of the outstanding shares entitled to vote thereon.	Although our Articles of Association do not require shareholder approval of business combinations, the Jersey Companies Law (in the case of a merger) requires such approval by special resolution passed by at least two-thirds of the shares being voted in person or by proxy at a meeting or by unanimous written consent signed by each of the shareholders entitled to vote.

Limitations on Directors Liability and Indemnification of Directors and Officers

A Delaware corporation may include in its certificate of incorporation provisions limiting the personal liability of its directors to the corporation or its shareholders for monetary damages for many types of breach of fiduciary duty. However, these provisions may not limit liability for any breach of the duty of loyalty, acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law, the authorization of unlawful dividends, stock repurchases or shares barring redemptions, or any transaction from which a director derived an improper personal benefit. Moreover, these provisions would not be likely to bar claims arising under United States federal securities laws.

In addition, Delaware law permits a corporation, under specified circumstances, to indemnify its directors, officers, employees or agents against expenses (including attorney’s fees), judgments, fines and amounts paid in settlements actually and reasonably incurred by them in connection with any action, suit or proceeding brought by third parties by reason of the fact that they were or are directors, officers, employees or agents of the corporation, if such directors, officers, employees or agents acted in good faith and in

The Jersey Companies Law does not contain any provision permitting Jersey companies to limit the liabilities of directors for breach of fiduciary duty.

However, a Jersey company may exempt from liability, and indemnify directors and officers for, liabilities:

•     incurred in defending any proceedings (whether civil or criminal):

•     in which judgment is given in the person’s favor or the person is acquitted,

•     which are discontinued otherwise than for some benefit conferred by the person or on the person’s behalf or some detriment suffered by the person, or

•     which are settled on terms which include such benefit or detriment and, in the opinion of a majority of the directors of the company (excluding any director who conferred such benefit or on whose behalf such benefit was conferred or who suffered such detriment), the person was substantially successful on the merits in the person’s resistance to the proceedings;

Corporate Law Issue	Delaware Law	Jersey Law

a manner they reasonably believed to be in or not opposed to the best interests of the corporation and, with respect to any criminal action or proceeding, had no reason to believe their conduct was unlawful.

•     any liability incurred otherwise than to the company if the person acted in good faith with a view to the best interests of the company;

•     any liability incurred in connection with an application made under Article 212 of the Jersey Companies Law in which relief is granted to the person by the court; or

•     any liability against which the company normally maintains insurance for persons other than directors.

In a derivative action, i.e., one by or in the right of the corporation, indemnification may be made only for expenses actually or reasonably incurred by directors, officers, employees or agents in connection with the defense or settlement of an action or suit, and only with respect to a matter as to which they shall have acted in good faith and in a manner they reasonably believed to be in or not opposed to the best interests of the corporation, except that no indemnification shall be made if such person shall have been adjudged liable to the corporation, unless and only to the extent that the court in which the action or suit was brought shall determine upon application that the defendant directors, officers, employees or agents are fairly and reasonably entitled to indemnify for such expenses despite such adjudication of liability.

Appraisal Rights	A shareholder of a Delaware corporation participating in certain major corporate transactions may, under certain circumstances, be entitled to appraisal rights under which the shareholder may receive cash in the amount of the fair value of the shares held by that shareholder (as determined by a court) in lieu of the consideration the shareholder would otherwise receive in the transaction.	No appraisal rights.

Shareholder Suits	Class actions and derivative actions generally are available to the shareholders of a Delaware corporation for, among other things, breach of fiduciary duty, corporate waste and actions not taken in accordance with applicable law. In such actions, the court has discretion to permit the winning party to recover attorneys’ fees incurred in connection with such action.

Under Article 141 of the Jersey Companies Law, a shareholder may apply to court for relief on the ground that the conduct of our affairs, including a proposed or actual act or omission by us, is “unfairly prejudicial” to the interests of our shareholders generally or of some part of our shareholders, including at least the shareholder making the application.

There may also be common or customary law personal actions available to shareholders.

Under Article 143 of the Jersey Companies Law (which sets out the types of relief a court may grant in relation to an action brought under Article 141 of the Jersey Companies Law), the court may make an order regulating the affairs of a company,

Corporate Law Issue	Delaware Law	Jersey Law

requiring a company to refrain from doing or continuing to do an act complained of, authorizing civil proceedings and providing for the purchase of shares by a company or by any of its other shareholders.

Inspection of Books and Records	All shareholders of a Delaware corporation have the right, upon written demand, to inspect or obtain copies of the corporation’s shares ledger and its other books and records for any purpose reasonably related to such person’s interest as a shareholder.

The register of shareholders and books containing the minutes of general meetings or of meetings of any class of shareholders of a Jersey company must during business hours be open to the inspection of a shareholder of the company without charge.

The register of directors and secretaries must during business hours (subject to such reasonable restrictions as the company may by its Articles or in general meeting impose, but so that not less than two hours in each business day be allowed for inspection) be open to the inspection of a shareholder or director of the company without charge.

Amendments to Charter	Amendments to the certificate of incorporation of a Delaware corporation require the affirmative vote of the holders of a majority of the outstanding shares entitled to vote thereon or such greater vote as is provided for in the certificate of incorporation. A provision in the certificate of incorporation requiring the vote of a greater number or proportion of the directors or of the holders of any class of shares than is required by Delaware corporate law may not be amended, altered or repealed except by such greater vote.	The Memorandum of Association and Articles of Association of a Jersey company each may only be amended by special resolution approved by holders of at least 2/3rds of the shares being voted in person or by proxy at a shareholder meeting or by unanimous written consent signed by each of the shareholders entitled to vote.

OUR SECURITIES AND TRADING IN THE UNITED STATES

Our ordinary shares and warrants are currently trading on The NASDAQ Global Market, or NASDAQ.

Our Ordinary Shares in the United States Which Have Been Registered

Any ordinary shares sold through this offering have been registered with the Securities and Exchange Commission, or SEC. In the United States, participating brokerage firms hold freely-tradable shares electronically (also referred to as “book-entry” or in “street name”) through the Depository Trust Company, or DTC, a third party that was founded and is owned by member brokerage firms. DTC then establishes an account in its electronic system and allocates interests in the securities among the brokerage firms, which in turn credit the accounts of brokerage customers. In accordance with market practice in the United States and system requirements of stock markets, any ordinary shares sold upon exercise of the warrants will be issued or transferred, as applicable, to DTC. There is no contractual arrangement between us and DTC.

Accordingly, upon any exercise of warrants we will issue a single share certificate for the ordinary shares, in the name of Cede & Co., the nominee used by DTC. Beneficial interests in these securities therefore are eligible for trading through a member brokerage firm and are held in electronic form through DTC. DTC has established an electronic account and allocated the beneficial interests in the certificated securities among its member brokerage firm accounts, who in turn credit the beneficial interests to the accounts of the brokerage customers. Under Jersey law, legal title to the securities that we are offering through this prospectus are registered in the name of Cede & Co. and held in certificated form. Persons who wish to derive the economic benefit of our securities based upon our quotation on NASDAQ own beneficial interests in our securities (each beneficial interest represents one security). DTC tracks ownership of such beneficial interests through its standard automated system. Under Jersey law, holders of beneficial interests in our shares are not Quotient shareholders and, accordingly, do not have the rights conferred on shareholders by our Articles of Association or the Jersey Companies Law. As the legal owner of the shares, Cede & Co. for DTC is entitled to enjoy and exercise all of the rights attaching to the shares. If you purchase beneficial interests in our ordinary shares, you must look solely to your broker or bank for the payment of all dividends, the exercise of voting rights attaching to our ordinary shares and all other rights arising in respect of our ordinary shares. Your broker or bank must, in turn, look solely to DTC for the payment of all dividends, the exercise of voting rights attaching to our ordinary shares and all other rights arising with respect to our ordinary shares. You may request through your broker to hold securities directly in certificated form instead of holding securities indirectly through DTC. Your broker may obtain on your behalf shares in certificated form through Continental Stock Transfer & Trust Company, our transfer agent. However, the conversion from a beneficial interest in securities legally owned by Cede & Co. as holder of legal title to the securities to actual securities, and vice versa, may require both time and the payment of processing fees to our transfer agent in addition to fees that may be levied by your brokerage firm. If you elect to hold shares directly in certificated form in your own name, which will be represented by a paper certificate, you will be a shareholder of our company and therefore you may be more easily able to exercise the shareholder rights attaching to the shares than would be the case where you hold beneficial interests in the shares held by Cede & Co. for DTC. Conversely, if you decide to hold your beneficial interests in the shares held by Cede & Co. for DTC through your brokerage or safekeeping account, you must rely on the procedures of your broker or bank. Please consult with your broker or bank to determine those procedures. If you hold your beneficial interests in our shares through DTC, because you are not an actual shareholder of our company, you may look only to your broker or bank for recourse related to your beneficial interest in the ordinary shares.

Our Share Registrar (Transfer Agent)

We have retained Continental Stock Transfer & Trust Company to act as our share registrar and transfer agent in the U.S. Continental Stock Transfer & Trust Company also acts as registrar and agent with respect to our warrants. Continental Stock Transfer & Trust Company may be contacted at 17 Battery Place, New York, NY 10004. Continental Stock Transfer & Trust Company and its affiliates in Jersey, Channel Islands are collectively responsible for managing both our legal share register in Jersey, Channel Islands and our interaction, including moving our shares into and out of, the DTC system. Our legal share register is kept at Elizabeth House, 9 Castle Street, St Helier, Jersey JE2 3RT.

Voting Rights

Holders of beneficial interests in the ordinary shares held by Cede & Co. for DTC are instructed by their brokerage firms on how to exercise the voting rights for the relevant ordinary shares. The voting rights of holders of ordinary shares are described under the heading “Description of securities” in this prospectus. If you are a holder of beneficial interests in our ordinary shares through Cede & Co. for DTC, we have no legal obligation to mail to you any notice of our shareholders’ meetings. However, we may provide either DTC, or the designee of DTC’s participating brokerage materials related to shareholders’ meetings and the related notices of meeting. In turn, the designee may distribute copies of materials related to shareholders’ meetings or notices to you, if you are a holder of beneficial interests through DTC, through your brokerage firm. You may instruct your brokerage firm as to how you wish it to exercise the voting rights attached to the shares in which you hold beneficial interests. However, please note that there may be practical and legal limitations in voting such shares and there is no assurance the vote associated with the ordinary shares beneficially held on your behalf by DTC will be cast in a timely manner. Your sole recourse for any voting matters will be to your brokerage firm and DTC as you are not legally considered our shareholder under Jersey law.

Holders of shares in certificated form are shareholders of our company and will receive materials and notices of meeting directly from us or our designee. Voting materials must be submitted directly back to us or as the voting materials otherwise require.

Jersey, Channel Islands Regulatory Matters

It was a condition to the consummation of our initial public offering that, prior to the pricing of the sale of units in our initial public offering, a copy of this prospectus shall have been delivered to the registrar of companies in accordance with Article 5 of the Companies (General Provisions) (Jersey) Order 2002, and the registrar shall have given, and not withdrawn, consent to its circulation such consent having been received on April 24, 2014.

It was a condition to the consummation of our initial public offering that, prior to the pricing of the sale of units in our initial public offering, the Jersey Financial Services Commission shall have given, and not withdrawn, its consent under Article 4 of the Control of Borrowing (Jersey) Order 1958 to the issue of units, ordinary and warrants by the company such consent having been received on April 24, 2014.

It must be distinctly understood that, in giving these consents, neither the registrar of companies nor the Jersey Financial Services Commission takes any responsibility for the financial soundness of the company or for the correctness of any statements made, or opinions expressed, with regard to it.

If you are in any doubt about the contents of this prospectus you should consult your stockbroker, bank manager, solicitor, accountant or other financial adviser.

The directors of the company have taken all reasonable care to ensure that the facts stated in this prospectus and the documents incorporated by reference herein are true and accurate in all material respects, and that there are no other facts the omission of which would make misleading any statement in this prospectus or the documents incorporated by reference herein, whether of facts or of opinion. All the directors accept responsibility accordingly.

It should be remembered that the price of securities and the income from them can go down as well as up.

SHARES ELIGIBLE FOR FUTURE SALE

As of June 27, 2014, we have 14,376,547 ordinary shares outstanding. Of such shares, 5,000,000 ordinary shares were sold by us in our initial public offering and, unless held by persons designated under the Securities Act as our “affiliates,” may be freely resold without restrictions under the Securities Act. In addition, 10,740,629 ordinary shares on a fully diluted basis were sold by us in private placements prior to our initial public offering and remain outstanding, including 1,364,082 ordinary shares that may be issued by us upon exercise of outstanding options and a warrant. We may issue and sell up to 4,000,000 additional ordinary shares pursuant to this registration statement upon exercise of the warrants sold in the initial public offering.

Future sales of substantial amounts of our ordinary shares, including shares issued upon the exercise of outstanding options or warrants or the perception that those sales may occur, could cause the prevailing market price for our ordinary shares to fall or impair our ability to raise capital through sales of our equity securities.

We expect that any ordinary shares issued upon exercise of warrants sold in our initial public offering will be freely tradable without restriction under the Securities Act unless purchased by our “affiliates,” as that term is defined in Rule 144. Securities purchased by our affiliates may not be resold except pursuant to an effective registration statement or an exemption from registration, including the safe harbor under Rule 144 described below. In addition, 775,782 ordinary shares issuable pursuant to options granted under the 2013 Enterprise Management Plan, or 2013 Plan, and 524,300 ordinary shares issuable pursuant to options granted under the 2014 Plan, that are covered by a registration statement on Form S-8, are freely tradable in the public market, subject to certain contractual and legal restrictions described below. Furthermore, 9,376,547 ordinary shares are “restricted securities,” as that term is defined in Rule 144, and are subject to the lock-up agreements described below. These restricted securities may be sold in the public market only if the sale is registered or pursuant to an exemption from registration, such as Rule 144.

Lock-Up Agreements

We and each of our directors and executive officers and all of our shareholders, who collectively own 9,700,297 ordinary shares, have entered into lock-up agreements with the underwriters of our initial public offering. Under the lock-up agreements, subject to certain exceptions, we and each of these persons may not, without the prior written approval of UBS Securities LLC, Robert W. Baird & Co. Incorporated and Cowen and Company, LLC offer, sell, contract to sell, pledge, or otherwise dispose of, directly or indirectly, or hedge our ordinary shares or securities convertible into or exchangeable or exercisable for our ordinary shares. These restrictions will be in effect until October 21, 2014, unless extended pursuant to their terms.

Rule 144

In general, under Rule 144, any person who is not our affiliate and has held its shares for at least six months, including the holding period of any prior owner other than one of our affiliates, may sell shares without restriction, subject to the availability of current public information about us. In addition, under Rule 144, any person who is not our affiliate and has not been our affiliate at any time during the preceding three months and has held its shares for at least one year, including the holding period of any prior owner other than one of our affiliates, would be entitled to sell an unlimited number of shares immediately upon the closing of this offering without regard to whether current public information about us is available.

A person who is our affiliate or who was our affiliate at any time during the preceding three months and who has held its shares for at least six months, including the holding period of any prior owner other than one of our affiliates, is entitled to sell a number of shares within any three-month period that does not exceed the greater of: (i) 1% of the number of ordinary shares outstanding, which equals approximately 143,765 as of the date of this prospectus; and (ii) the average weekly trading volume of our ordinary shares on NASDAQ during the four calendar weeks preceding the filing of a notice on Form 144 with respect to the sale.

Sales under Rule 144 by our affiliates are also subject to certain manner of sale provisions, notice requirements and to the availability of current public information about us.

Rule 701

In general, under Rule 701 under the Securities Act, beginning 90 days after we become subject to the public company reporting requirements of the Exchange Act, any of our employees, directors, officers, consultants or advisors who acquired ordinary shares from us in connection with a written compensatory shares or option plan or other written agreement in compliance with Rule 701 is entitled to sell such shares in reliance on Rule 144 but without compliance with certain of the requirements contained in Rule 144. Accordingly, subject to any applicable lock-up agreements, beginning 90 days after we become subject to the public company reporting requirements of the Exchange Act, under Rule 701 persons who are not our affiliates may resell those shares without complying with the minimum holding period or public information requirements of Rule 144, and persons who are our affiliates may resell those shares without compliance with Rule 144’s minimum holding period requirements.

Share Options and Form S-8 Registration Statement

As of June 30, 2014, we had outstanding options to purchase an aggregate of 1,300,082 of our ordinary shares, 192,886 of which options were vested. We have filed a registration statement on Form S-8 under the Securities Act to register all of our ordinary shares subject to outstanding options issued under the 2013 Plan, 524,900 ordinary shares issuable pursuant to options granted under the 2014 Plan, and options and other awards issuable pursuant to the 2014 Plan. Accordingly, our ordinary shares registered under the registration statement on Form S-8 are available for sale in the open market, subject to Rule 144 volume limitations applicable to affiliates, and subject to any vesting restrictions and lock-up agreements applicable to these shares.

CERTAIN TAX CONSIDERATIONS

U.S. Federal Income Tax Consequences

The following discussion is the opinion of Clifford Chance US LLP as to the material U.S. federal income tax consequences of the exercise of a warrant and the investment in an ordinary share receivable upon the exercise of a warrant, based upon the U.S. Internal Revenue Code of 1986, as amended (the “Code”), the U.S. Treasury regulations promulgated thereunder, judicial decisions, revenue rulings and revenue procedures of the Internal Revenue Service (“IRS”), and other administrative pronouncements of the Internal Revenue Service, all available as of the date hereof. This discussion is applicable to U.S. Holders (as defined below) that hold our ordinary shares as capital assets for U.S. federal income tax purposes (generally property held for investment).

For purposes of this discussion you are a “U.S. Holder” if you are a beneficial owner of a warrant or ordinary share that is:

•	an individual citizen or resident of the United States, as determined for U.S. federal income tax purposes;

•	a corporation (or other entity treated as a corporation for U.S. federal income tax purposes) created or organized in or under the laws of the United States, any state thereof or the District of Columbia;

•	an estate the income of which is subject to U.S. federal income taxation regardless of its source; or

•	a trust if it is subject to the primary supervision of a court within the United States and one or more U.S. persons have the authority to control all substantial decisions of the trust.

This discussion does not address U.S. federal income tax consequences applicable to you if you are subject to special treatment under the U.S. federal income tax laws, including if you are:

•	a dealer in securities or currencies;

•	a financial institution;

•	a regulated investment company;

•	a real estate investment trust;

•	an insurance company;

•	a tax exempt organization;

•	a person holding our ordinary shares as part of a hedging, integrated or conversion transaction, a constructive sale or a straddle;

•	a trader in securities that has elected the mark to market method of accounting for your securities;

•	a person liable for alternative minimum tax;

•	a U.S. expatriate or former U.S. citizen or long-term resident;

•	an investor that holds ordinary shares through a financial account at a foreign financial institution that does not meet the requirements for avoiding future withholding with respect to certain payments under Section 1471 of the Code;

•	persons who acquired ordinary shares pursuant to the exercise of any employee share option or otherwise as compensation;

•	a person who actually or constructively owns 10% or more of our voting stock; or

•	a person whose “functional currency” is not the U.S. dollar.

If a partnership (including any entity treated as a partnership for U.S. federal income tax purposes) holds warrants or ordinary shares, the tax treatment of a partner will depend upon the status of the partner and the activities of the partnership. If you are a partner of a partnership holding warrants or ordinary shares you should consult your tax advisors.

The authorities upon which this discussion is based are subject to change, which could apply retroactively, and are subject to differing interpretations, either of which could affect the U.S. federal income tax consequences discussed below. This discussion does not address all of the U.S. federal income tax consequences that may apply to you in light of your particular circumstances. Moreover, this discussion does not address any state, local or non-U.S. tax consequences, or any aspects of U.S. federal tax law other than income taxation. If you are considering the exercise of a warrant or the disposition of an ordinary share you should consult your own tax advisors concerning the U.S. federal income tax consequences to you in light of your particular circumstances as well as any consequences arising under the laws of any other taxing jurisdiction.

The discussion below under “—Distributions” and “—Sale or Other Disposition of Ordinary Shares” is subject to the passive foreign investment company (“PFIC”) rules discussed under “—Passive Foreign Investment Company.” See the discussion under “—Passive Foreign Investment Company.”

Exercise or Lapse of Warrants

Except with respect to cash in lieu of a fractional share, a U.S. Holder will not be required to recognize taxable gain or loss upon the exercise of a warrant. Such U.S. Holder’s adjusted tax basis in the ordinary shares received by such holder generally will be an amount equal to the sum of the U.S. Holder’s initial investment in the warrant (i.e., the portion of the U.S. Holder’s purchase price for a unit that is allocated to the warrant) and the exercise price (i.e., the initial exercise price of $8.80 per ordinary share) less any portion of the tax basis attributable to receipt of cash in lieu of a fractional share. The holding period for the ordinary shares received pursuant to the exercise of a warrant will begin on the date following the date of exercise and will not include the period during which the U.S. Holder held the warrant. A U.S. Holder’s receipt of cash in lieu of a fractional ordinary share will generally be treated as if such U.S. Holder had received the fractional ordinary share upon exercise of the warrant and then received such cash in redemption of such ordinary share. Such redemption will generally result in the recognition of short-term capital gain or loss equal to the difference between the amount of cash received and the U.S. Holder’s adjusted tax basis in the warrant.

If a warrant is allowed to lapse unexercised, a U.S. Holder will recognize a capital loss in an amount equal to its tax basis in the warrant. Such loss will be long-term capital loss if the warrant has been held for more than one year as of the date the warrant lapsed. The deductibility of capital losses is subject to limitations.

Distributions on Ordinary Shares

Distributions will be includible in a U.S. Holder’s income as dividends to the extent paid out of our current or accumulated earnings and profits, as determined under U.S. federal income tax principles. To the extent that the amount of any distribution exceeds our current and accumulated earnings and profits for a taxable year, as determined under U.S. federal income tax principles, the distribution will first be treated as a tax free return of capital, and the balance in excess of a U.S. Holder’s adjusted tax basis in the shares will be taxed as capital gain recognized on a sale or exchange. However, we do not expect to calculate our earnings and profits in accordance with U.S. federal income tax principles, and, accordingly, U.S. Holders should expect that a distribution will generally be reported as a dividend (as discussed above) even if that distribution (or a portion thereof) would otherwise be treated as a tax-free return of capital or as capital gain. Such dividends will not be eligible for the dividends received deduction allowed to U.S. corporations for dividends received from other U.S. corporations.

Dividends received from a qualified foreign corporation are treated as qualified dividends provided that an investor holds the stock for at least 61 days within a specified 121-day period beginning on the date which is 60 days before the ex-dividend date and other requirements are satisfied. A non-U.S. corporation is treated as a qualified foreign corporation with respect to dividends received from that corporation on shares that are readily tradable on an established securities market in the United States. U.S. Department of the Treasury guidance indicates that shares are considered to be readily tradable on an established securities market in the United States if they are listed on the NASDAQ, where our ordinary shares are currently listed. Qualified dividends received by non-corporate U.S. Holders, including individuals, are taxed at the rates applicable to long-term capital gains, which are lower than the rates applicable to ordinary income. We should be treated as a qualified foreign corporation so long as we are listed on the NASDAQ. U.S. Holders should consult their own tax advisors regarding the application of these rules given their particular circumstances.

Generally, dividends will constitute non-U.S. source “passive category” income for U.S. foreign tax credit purposes.

Sale or Other Taxable Disposition of Ordinary Shares

A U.S. Holder will recognize U.S. source capital gain or loss upon the sale or other taxable disposition of ordinary shares in an amount equal to the difference between the U.S. dollar value of the amount realized upon the disposition and the U.S. Holder’s adjusted tax basis in such ordinary shares Any capital gain or loss will be long-term if the ordinary shares have been held for more than one year at the time of the sale or other taxable disposition. Certain non-corporate U.S. Holders, including individuals, are eligible for reduced rates of taxation on long-term capital gains. The deductibility of capital losses is subject to limitations. U.S. Holders should consult their own tax advisors regarding how to account for sale or other disposition proceeds that are paid in a currency other than the U.S. dollar.

Medicare Contributions Tax

Certain U.S. Holders that are individuals, estates or certain trusts must pay a 3.8% tax on their “net investment income.” Net investment income generally includes, among other things, dividend income and net gains from the disposition of stock. A U.S. Holder that is an individual, estate or trust should consult its tax advisor regarding the applicability of the Medicare tax to its income and gains in respect of its investment in our ordinary shares.

Passive Foreign Investment Company

In general, a non-U.S. corporation is treated as a PFIC for any taxable year in which: (i) at least 75% of our gross income for such year is passive income or (ii) at least 50% of the value (determined on a quarterly basis) of our assets during such year is attributable to assets that produce or are held for the production of passive income (the “PFIC asset test”). For this purpose, passive income includes dividends, interest, certain royalties and rents and gains from the disposition of passive assets. If a non-U.S. corporation owns, directly or indirectly, at least 25% (by value) of the stock of another corporation, such non-U.S. corporation will be treated, for purposes of the PFIC tests, as owning its proportionate share of the other corporation’s assets and receiving its proportionate share of the other corporation’s income.

If we are a PFIC for any taxable year during which a U.S. Holder holds warrants or ordinary shares, our warrants or ordinary shares will continue to be treated as interests in a PFIC with respect to that U.S. Holder for all succeeding taxable years during which that U.S. Holder holds our warrants or ordinary shares unless we cease to be a PFIC and a U.S. Holder makes a “deemed sale” election with respect to the warrants or ordinary shares. If a U.S. Holder makes a deemed sale election, such U.S. Holder will be deemed to have sold warrants or ordinary shares held at their fair market value as of the last day of the last year during which we were a PFIC (the “termination date”). U.S. Holders are urged to consult their tax advisors regarding our possible status as a PFIC as well as the benefit of making an actual or protective deemed sale election.

Based on the projected composition of our income and value of our assets (determined using their fair market values), we do not currently expect to be a PFIC for the taxable year ending March 31, 2015 or the foreseeable future, although there can be no assurance in this regard because our status as a PFIC depends, in part, on the application of complex U.S. federal income tax rules, which are subject to differing interpretations. A non-U.S. corporation is classified as a PFIC in any year in which it meets either the income or asset test discussed above, which depends on the actual financial results for each ear in question. Accordingly, it is possible that we may become a PFIC in the current or any future taxable year due to changes in our asset or income composition. Because we will value our goodwill based on the market value of our equity following this offering, a decrease in the price of our ordinary shares may also result in our becoming a PFIC. In addition, the composition of our income and assets will be affected by how, and how quickly, we spend the cash we raise in this offering.

If we are a PFIC for any taxable year during which a U.S. Holder holds our ordinary shares, such U.S. Holder will be subject to special tax rules with respect to any “excess distribution” received and any gain realized from a sale or other disposition, including a pledge, of ordinary shares. Distributions received in a taxable year that are greater than 125% of the average annual distributions received during the shorter of the three preceding taxable years or a U.S. Holder’s holding period for the ordinary shares will be treated as excess distributions. Under these special tax rules:

•	the excess distribution or gain will be allocated ratably over a U.S. Holder’s holding period for the ordinary shares (which in the case of an ordinary share received upon exercise of a warrant, includes, for this purpose, both the holding period for the warrant and the holding period for the ordinary share);

•	the amount allocated to the current taxable year, and any taxable year prior to the first taxable year in which we were a PFIC, will be treated as ordinary income; and

•	the amount allocated to each other year will be subject to tax at the highest tax rate in effect for that year and the interest charge applicable to underpayments of tax will be imposed on the resulting tax attributable to each such year.

The tax liability for amounts allocated to taxable years prior to the year of disposition or excess distribution in which we were a PFIC cannot be offset by any net operating losses for such years, and gains (but not losses) realized on the sale or other disposition of the ordinary shares cannot be treated as capital, even if a U.S. Holder holds the ordinary shares as capital assets. In addition, non-corporate U.S. Holders will not be eligible for reduced rates of taxation on any dividends received from us, if we are a PFIC in the taxable year in which such dividends are paid or in the preceding taxable year. A U.S. Holder will be required to file Internal Revenue Service Form 8621 (or any other form specified by the U.S. Department of the Treasury) if such U.S. Holder holds our ordinary shares in any year in which we are a PFIC.

In certain circumstances, in lieu of being subject to the excess distribution rules discussed above, a U.S. investor may make an election to include gain on the stock of a PFIC as ordinary income under a mark-to-market method, provided that such stock is “regularly traded” on a “qualified exchange.” In general, our ordinary shares will be treated as “regularly traded” for a given calendar year if more than a de minimis quantity of our ordinary shares is traded on a qualified exchange on at least 15 days during each calendar quarter of such calendar year. Our ordinary shares are currently listed on the NASDAQ, which should be a “qualified exchange” for this purpose. No assurance can be given that our ordinary shares will be regularly traded on a qualified exchange for purposes of the mark-to-market election.

If a U.S. Holder makes an effective mark-to-market election, such U.S. Holder will include in each year as ordinary income the excess of the fair market value of the ordinary shares at the end of the year over the adjusted tax basis in the ordinary shares. Such U.S. Holder will be entitled to deduct as an ordinary loss each year the excess of the adjusted tax basis in the ordinary shares over their fair market value at the end of the year, but only to the extent of the net amount previously included in income as a result of the mark-to-market election. A U.S. Holder’s adjusted tax basis in the ordinary shares will be increased by the amount of any income inclusion and decreased by the amount of any deductions under the mark-to-market rules. Any distributions that we make would generally be subject to the rules discussed above under “Distributions,” except that the lower rate applicable to qualified dividend income would not apply. If a U.S. Holder makes a mark-to-market election it will be effective for the taxable year for which the election is made and all subsequent taxable years unless the ordinary shares are no longer regularly traded on a qualified exchange or the Internal Revenue Service consents to the revocation of the election. U.S. Holders are urged to consult their tax advisors about the availability and advisability of the mark-to-market election in their particular circumstances.

Investors in certain PFICs can elect to be taxed on their share of the PFIC’s ordinary income and net capital gain by making a qualified electing fund election (a “QEF election”), which, if made, would result in tax treatment different from (and generally less adverse than) the general tax treatment for PFICs described above under the excess distribution regime. We do not expect that a U.S. Holder will be eligible to make a QEF election with respect to our ordinary shares.

Each U.S. Holder is urged to consult its own tax advisor concerning the U.S. federal income tax consequences of holding warrants or ordinary shares if we are a PFIC in any taxable year during its holding period.

Holder Reporting Requirements

Non-corporate U.S. Holders, including individuals, that hold “specified foreign financial assets,” as defined in the Treasury regulations (which may include ordinary shares), other than in an account at a U.S. financial institution or the U.S. branch of a non-U.S. financial institution, are required to report certain information relating to such assets. U.S. Holders are urged to consult their tax advisors regarding the effect, if any, of this and any other reporting requirements on their ownership and disposition of our warrants or ordinary shares. Failure to comply with applicable reporting requirements could result in the imposition of substantial penalties.

Information Reporting and Backup Withholding

A U.S. Holder may be subject to information reporting on amounts received by such U.S. Holder from a distribution on, or disposition of ordinary shares, unless such U.S. Holder establishes that it is exempt from these rules. If a U.S. Holder does not establish that it is exempt from these rules, it may be subject to backup withholding on the amounts received unless it provides a taxpayer identification number and otherwise complies with the requirements of the backup withholding rules. Backup withholding is not an additional tax and the amount of any backup withholding from a payment that is received will be allowed as a credit against a U.S. Holder’s U.S. federal income tax liability and may entitle such U.S. Holder to a refund, provided that the required information is timely furnished to the Internal Revenue Service.

You should consult your own tax advisors concerning the U.S. federal, state, local, and other tax consequences of purchasing, owning and disposing of warrants or ordinary shares in your particular circumstances.

Jersey, Channel Islands Taxation

The following summary of the anticipated treatment of our company and holders of ordinary shares (other than residents of Jersey, Channel Islands) is based on Jersey taxation law and practice as they are understood to apply at the date of this document and is subject to changes in such taxation law and practice. It does not constitute legal or tax advice and does not address all aspects of Jersey tax law and practice. Prospective investors in our ordinary shares should consult their professional advisers on the implications of acquiring, buying, selling or otherwise disposing of our ordinary shares under the laws of any jurisdiction in which they may be liable to taxation.

Taxation of Quotient

We are regarded as resident for tax purposes in Jersey, Channel Islands. On the basis that we are neither a financial services company nor a utility company for the purposes of the Income Tax (Jersey) Law 1961, as amended, we are subject to income tax in Jersey at a rate of 0%. Dividends on ordinary shares may be paid by us without withholding or deduction for or on account of Jersey income tax and holders of ordinary shares (other than residents of Jersey) will not be subject to any tax in Jersey in respect of the holding, sale or other disposition of such ordinary shares.

Goods and Services Tax

Jersey charges a tax on goods and services supplied in the Island (which we refer to as GST). On the basis that we do not belong in Jersey for the purposes of the Goods and Services Tax (Jersey) Law 2007, GST is not chargeable on supplies of services made by us. Our Directors intend to conduct our business such that no GST will be incurred by us.

Stamp Duty

In Jersey, no stamp duty is levied on the issue or transfer of the ordinary shares except that stamp duty is payable on Jersey grants of probate and letters of administration, which will generally be required to transfer ordinary shares on the death of a holder of such ordinary shares. In the case of a grant of probate or letters of administration, stamp duty is levied according to the size of the estate (wherever situate in respect of a holder of ordinary shares domiciled in Jersey, or situate in Jersey in respect of a holder of ordinary shares domiciled outside Jersey) and is payable on a sliding scale at a rate of up to 0.75% of such estate.

Jersey does not otherwise levy taxes upon capital, inheritances, capital gains or gifts nor are there other estate duties.

If you are in any doubt as to your tax position you should consult your professional tax adviser.

CAUTIONARY STATEMENT ON THE ENFORCEABILITY OF CIVIL LIABILITIES

U.S. laws do not necessarily extend either to us or our officers or directors. We are organized under the laws of Jersey, Channel Islands. Certain of our directors and officers reside outside of the United States. Substantially all of the assets of both us and our directors and officers residing outside of the United States are located outside the United States. As a result, it may not be possible for investors to effect service of process on either us or those officers and directors within the United States.

Judgments of U.S. courts may not be directly enforceable outside of the United States and the enforcement of judgments of U.S. courts outside of the United States may be subject to limitations.

For example, we have been advised by our Jersey, Channel Islands counsel, Carey Olsen, that a judgment of a U.S. court is not directly enforceable in Jersey, Channel Islands. However, subject to the principles of private international law as applied by Jersey law, by which, for example, foreign judgments may be impeachable, if a final and conclusive judgment under which a debt or a definite sum of money is payable (excluding sums payable in respect of taxes or other charges of a like nature or in respect of a fine or other penalty or multiple damages) were obtained against the company or its directors or officers in any U.S. court having jurisdiction against the relevant party in respect of the relevant matter(s), (a) the courts of Jersey would, on an application properly made, recognize such judgment and give a judgment for liquidated damages in the amount of such judgment without reconsidering its merits and (b) such judgment of the courts of Jersey would thereafter be enforceable.

A judgment of a U.S. court will generally not be impeached by the courts of Jersey where the relevant U.S. court did not have jurisdiction to give the judgment, where it was obtained by fraud, where the recognition or enforcement of the judgment is contrary to public policy in Jersey or where the proceedings in which the judgment was obtained were opposed to natural justice.

Certain defendants may also qualify for protection under Protection of Trading Interests Act 1980, an act of the United Kingdom extended to Jersey and amended by the Protection of Trading Interests Act 1980 (Jersey) Order, 1983, or the PTI Act. The PTI Act provides that no court in Jersey shall entertain proceedings at common law against a qualifying defendant (i) for multiple damages, in excess of that required for actual compensation, (ii) based on a provision or rule of law specified or described in an order made under the relevant section of the PTI Act (as of the date of this prospectus, we are not aware of any rule of law that has been so specified or described) or (iii) on a claim for contribution in respect of damages awarded by a judgment falling within (i) or (ii) above. A “qualifying defendant” for the purposes of the PTI Act is a citizen of the United Kingdom and Colonies, a corporation or other body corporate organized under the laws of the United Kingdom, Jersey or other territory for whose international relations the United Kingdom is responsible or a person carrying on business in Jersey.

Investors may also have difficulties pursuing an original action brought in a court in a jurisdiction outside the Unites States for liabilities under U.S. securities laws.

PLAN OF DISTRIBUTION

Pursuant to the terms of the warrants, the ordinary shares will be distributed to those warrant holders who provide payment of the exercise price through their brokers to our warrant agent, Continental Stock Transfer & Trust Company, who will receive such payments on our behalf.

LEGAL MATTERS

The validity of the issuance of our ordinary shares offered hereby will be passed upon for us by Carey Olsen, our Jersey, Channel Islands counsel, and certain other matters will be passed upon for us by Clifford Chance US LLP, New York, New York.

EXPERTS

The financial statements appearing in the Annual Report on Form 10-K for the year ended March 31, 2014 have been audited by Ernst & Young LLP, an independent registered public accounting firm, as set forth in their report thereon, included therein, and incorporated herein by reference. Such financial statements are incorporated herein by reference in reliance on such report given on the authority of such firm as experts in auditing and accounting.

WHERE YOU CAN FIND MORE INFORMATION

We have filed a registration statement, of which this prospectus is a part, covering the securities offered hereby. As allowed by SEC rules, this prospectus does not contain all of the information set forth in the registration statement and the exhibits thereto. We refer you to the registration statement and the exhibits thereto for further information. This prospectus is qualified in its entirety by such other information.

We file annual, quarterly and current reports, proxy statements and other information with the SEC. These filings are available for inspection and copying at the public reference room of the SEC, 100 F Street, N.E., Room 1580, Washington, DC 20549. Information about the operation of the public reference room may be obtained by calling the SEC at 1-800-SEC-0330. Our SEC filings, including the registration statement of which this prospectus is a part, are also available to you on the SEC’s website at www.sec.gov. We also maintain a website on the Internet with the address of www.quotientbd.com where you can find additional information. All internet addresses provided in this prospectus or any prospectus supplement are for information purposes only and are not intended to be hyperlinks. We are not incorporating by reference into this prospectus or any prospectus supplement the information on our website or any other website, and you should not consider our website or any other website to be a part of this prospectus, any prospectus supplement or other offering materials.

INCORPORATION BY REFERENCE

We have elected to “incorporate by reference” certain information into this prospectus. By incorporating “by reference”, we disclose important information to you by referring you to another document filed separately by us with the SEC. The information incorporated by reference is deemed to be part of this prospectus, except for any information superseded by information in this prospectus. This prospectus incorporates by reference

•	our Annual Report on Form 10-K for the fiscal year ended March 31, 2014;

•	our Current Reports on Form 8-K filed May 30, 2014 and May 28, 2014; and

•	Amendment No. 2 to Form 8-A/A filed on May 29, 2014;

provided, however, that we are not incorporating any documents or information deemed to have been furnished rather than filed in accordance with SEC rules.

These documents contain important information about us, our business and our finances.

All of the documents that are incorporated by reference are available at the web site maintained by the SEC at http://www.sec.gov. In addition, if you request, either orally or in writing, we will provide you with a copy of any or all documents that are incorporated by reference. Such documents will be provided to you free of charge, but will not contain any exhibits, unless those exhibits are incorporated by reference into the document. Requests should be addressed to the Company Secretary at Quotient Limited, 9 Castle Street, St Helier, JE2 3RT, Jersey, Channel Islands.

FINANCIAL STATEMENTS

The section “Financial Statements and Supplementary Data” contained in our Annual Report on Form 10-K for the fiscal year ended March 31, 2014 is incorporated herein by reference.